April 2, 2019 FORM OF 2019 Long Term Incentive Award Letter Dear First Name, I am pleased to inform you that you have received a Grant of Units in the amounts set forth below. These Units entitle you to receive Constellium Shares (or a cash equivalent, at Constellium’s discretion), subject to the terms and conditions set forth in this Award Letter, in the Constellium 2018 Long Term Incentive Award Agreement (the “Award Agreement”) and the 2013 Constellium Equity Incentive Plan (the “Plan”). Capitalized Terms used in this Award Letter, unless so defined herein, shall have the meanings found in the Award Agreement or Plan. Grant Date April 1, 2019 Award Value $XX,XXX Restricted Stock Units (RSUs) Y,YYY Vesting Date April 1, 2022 Vesting Period From the Grant Date through the Vesting Date Please note that the vesting of the RSUs and the delivery of Shares (or a cash equivalent in respect of such RSUs) is subject to the satisfaction of the Continued Service Condition. You acknowledge that you have received a copy of, or have online access to, the Award Agreement and the Plan, and hereby accept the Units granted, subject to all the terms and provisions of this Award Letter, the Award Agreement and the Plan. The Board or the Committee shall determine whether an event has occurred resulting in the forfeiture of your Units and any Shares issuable thereunder and all such determinations shall be final and conclusive. You also acknowledge that this award and similar awards are made on a selective basis and are, therefore, to be kept confidential. Very truly yours Agreed and Accepted Ryan Jurkovic First Name Last Name Senior Vice President Chief Human Resources Officer Date (mm/dd/yyyy): 2019 LTIP Award Letter Last Name, First Name